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CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this registration statement of Antra Holdings Group, Inc. on Form SB-2 of our report dated January 30, 2002 which report includes an explanatory paragraph as to an uncertainly with respect to the Company's ability to continue as a growing concern appearing in the Prospectus, which is a part of such Registration Statement, and to the use of our name as it appears under the caption "Experts".

/s/ Liebman, Goldberg & Drogin, LLP
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Liebman, Goldberg & Drogin, LLP
Garden City, NY
February 4, 2002